Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-220318 on Form S-1 of our report dated June 26, 2017 (August 22, 2017 as to Note 12 and September 15, 2017 as to the reverse stock split as described in the Stock Split paragraph in Note 13) relating to the consolidated financial statements of Roku, Inc. and its subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

September 15, 2017